SCI SYSTEMS, INC.
COMPUTATION OF PRIMARY  AND FULLY DILUTED
EARNINGS PER SHARE
EXHIBIT 11

                                   Quarter Ended:      Nine Months Ended:
                               March 27,  March 28,   March 27,  March 28,
                                  1994       1993        1994       1993

PRIMARY EARNINGS (LOSS)
 PER SHARE
Net income (loss)           ($5,531,000) $7,356,000   $10,089,000 $17,977,000
Add back after-tax interest
 for debentures converted
 during March 1993                  -0-      24,000          -0-       72,000
                             ------------------------------------------------
Adjusted net income (loss)
used in primary computation ($5,531,000) $7,380,000  $10,089,000  $18,049,000
                              ===============================================
Weighted average number of
 shares outstanding during
 period                      27,127,549  21,228,668   27,090,455   21,175,236
Applicable number of shares
 for common stock equivalents
 (stock options) outstanding
 for period, using Treasury
 Stock  Method based on
 average market price
 for period                    603,584      740,920      618,362      538,897
                             ------------------------------------------------
Weighted average number
 of shares used in
 computation                27,731,133   21,969,588   27,708,817   21,714,133
                            =================================================
Primary earnings (loss)
 per share                      ($0.20)       $0.34        $0.36        $0.83
                            =================================================


FULLY DILUTED EARNINGS
 (LOSS) PER SHARE                   (A)                     (A)
Net income (loss)          ($5,531,000)  $7,356,000  $10,089,000  $17,977,000
Add back after-tax interest
 for debentures converted
 during March 1993                 -0-       24,000          -0-       72,000

Add back after-tax interest
 expense for outstanding
 convertible debentures:
  1987's 5 5/8 % debentures    380,000      406,000    1,143,000    1,237,000
  1990's 9% debentures             -0-    1,140,000          -0-    3,420,000
                             ------------------------------------------------
Adjusted net income (loss)
 used in fully diluted
 computation               ($5,151,000)  $8,926,000  $11,232,000  $22,706,000
                             ================================================

Weighted average number of
 shares outstanding during
 period                     27,122,232  21,228,668    27,086,280   21,175,235
Applicable number of shares
 for common stock equivalents
 (stock options) outstanding
 for period, using Treasury
 Stock  Method based on the
 higher of average market
 price for period or ending
 market price                 591,612     760,499        619,227      752,666
Number of shares to be
 issued if convertible
 debentures were
 converted:
 1987's 5 5/8 % debentures  1,850,727   1,850,727      1,850,727    1,850,727
 1990's 9% debentures             -0-   5,768,846            -0-    5,768,846
                            -------------------------------------------------
Weighted number of shares
used in computation        29,564,571  29,608,740     29,556,234   29,547,474
                           ==================================================
Fully diluted earnings
 (loss) per share              ($0.17)      $0.30          $0.38        $0.77
                           ==================================================

(A) The potential conversion of the convertible debentures are antidilutive for this period.